PROSPECTUS SUPPLEMENT dated October 20, 1998
to Prospectus dated August 21, 1998

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                    Warrants


      This Prospectus Supplement supplements our Prospectus dated August 21, 1998 relating to our debt securities, preferred stock and warrants (the "Prospectus").

Terms and Provisions of Senior Medium-Term Notes, Series C


We have issued $547,000,000 aggregate     The interest rate bases or formulas
principal amount of our Senior            applicable to Series C Notes that
Medium-Term Notes, Series C (the          bear interest at floating rates are
"Series C Notes"), since the date of      indicated in the table below. The
the Prospectus. In the table below we     Series C Notes are not subject to a
specify the following terms of those      sinking fund and are not redeemable
Series C Notes:                           unless a redemption date is indicated
o    Issuance date;                       below. Unless otherwise indicated
o    Principal amount;                    below, Series C Notes that are
o    Maturity date;                       redeemable are redeemable at 100% of
o    Interest rate and redemption         their principal amount, plus accrued
     dates, if any.                       and unpaid interest, if any, to the
                                          redemption date.



                                                           Interest Rate/
Issuance Date        Principal Amount   Maturity Date      Redemption Dates
-------------        ----------------   -------------      ----------------

October 13, 1998      $ 345,000,000     October 13, 2000   LIBOR Telerate reset
                                                           quarterly +  0.25%

October 13, 1998      $  50,000,000     October 13, 2000   LIBOR Telerate reset
                                                           monthly +  0.25%

October 19, 1998      $  52,000,000     October 19, 2000   LIBOR Telerate reset
                                                           monthly + 0.25%

October 20, 1998      $  50,000,000     April 20, 2000     LIBOR Telerate reset
                                                           quarterly + 0.20%

October 20, 1998      $  50,000,000     April 20, 2000     LIBOR Telerate reset
                                                           quarterly + 0.20%

Terms and Provisions of Subordinated Medium-Term Notes, Series A


We have issued $15,000,000 aggregate       The interest rate bases or formulas
principal amount of our Subordinated       applicable to Series A Notes that
Medium-Term Notes, Series A (the           bear interest at floating rates are
"Series A Notes"), since the date of       indicated in the table below. The
the Prospectus. In the table below we      Series A Notes are not subject to a
specify the following terms of those       sinking fund and are not redeemable
Series A Notes:                            unless a redemption date is indicated
                                           below. Unless otherwise indicated
o    Issuance date;                        below, Series A Notes that are
o    Principal amount;                     redeemable are redeemable at 100% of
o    Maturity date;                        their principal amount, plus accrued
o    Interest rate and redemption          and unpaid interest, if any, to the
     dates, if any.                        redemption date.



                                                        Interest Rate/
Issuance Date     Principal Amount   Maturity Date      Redemption Dates
-------------     ----------------   -------------      ----------------

October 9, 1998   $   15,000,000     October 9, 2013    6.125%; redeemable in
                                                        whole only on quarterly
                                                        interest payment dates
                                                        on or after October 9,
                                                        2001